Exhibit 5.1

June 17, 2020

OpGen, Inc. 708 Quince Orchard Road Suite 205 Gaithersburg, Maryland 20878

RE: OpGen, Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to OpGen, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 17, 2020, relating to the registration of the resale of an aggregate of 450,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which are issuable upon the conversion of certain convertible notes of the Company (the “Convertible Notes”) and held by a selling stockholder (the “Selling Stockholder”) and that may be sold by the Selling Stockholder from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

We have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company together with all amendments thereto; (ii) the Certificate of Correction to the Amended and Restated Certificate of Incorporation; (iii) the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock; (iv) the Amended and Restated Bylaws of the Company; (v) the Registration Statement and the exhibits thereto; (vi) the prospectus contained within the Registration Statement; (vii) the Implementation Agreement, dated as of September 4, 2019, by and among Curetis N.V., Crystal GmbH, and the Company; (viii) the Agreement for the Issuance of and Subscription to Notes Convertible into Shares and Share Subscription Warrants, dated October 2, 2018, by and between Curetis GmbH and YA II PN, LTD; (ix) the Assignment of the Agreement for the Issuance of and Subscription to Notes Convertible into Shares, dated February 24, 2020, by and among the Company, YA II PN, LTD, and Curetis N.V.; (x) such other corporate records, agreements, documents and instruments; and (xi) such certificates or comparable documents of public officials and other sources, believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

OpGen, Inc.

June 17, 2020

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We have also assumed that (i) the Registration Statement and any amendments or supplements thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Shares are offered or issued as contemplated by the Registration Statement, (ii) the Company will have timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement by reference, and (iii) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

Based on the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized and, when issued upon the conversion of the Convertible Notes in accordance with their terms, will be duly and legally issued and fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware. We do not undertake to advise you or anyone else of any changes in the opinion expressed herein from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of this firm’s name therein and in the prospectus contained within the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Ballard Spahr LLP